EXHIBIT 99.1

Rigel and Inoxell Enter Global Patent Settlement Agreement

South San Francisco, CA, & Hoersholm, Denmark, June 24, 2002 — Rigel Pharmaceuticals, Inc. (NASDAQ:RIGL) and Inoxell A/S announced today that the two companies have entered a global patent settlement concerning certain drug target identification technologies.

The agreement involves both cross-licensing and joint ownership to certain patents and allows for worldwide freedom of operation for both companies.  Under the terms of the agreement, Rigel awarded Inoxell a non-exclusive license to a number of additional patents relevant for the drug target identification process. Also in connection with the settlement, a collaboration agreement has been signed concerning certain aspects of the technology.  The financial terms of the settlement were not disclosed.

“We are very pleased to resolve these issues so that each of our two companies can pursue our business without encumbrance,” said James M. Gower, Chairman and Chief Executive Officer of Rigel.

“We believe that these technologies hold great potential, and we are happy to have reached a settlement with Rigel that allows both of our companies to concentrate our efforts on drug target identification and on the discovery of new and effective drugs,” said Peter Kristensen, CEO of Inoxell.

About Inoxell A/S

Inoxell A/S is a drug discovery company, formed as a spinout from Pharmexa (formerly M & E Biotech) July 1, 2001. The company’s mission is to identify novel targets for drug action and, through the use of these, to discover and develop new and better pharmaceuticals.  Inoxell currently has a collaboration with Astra Zeneca and also has a number of internal research programs.  With the patented CellScreen™ technology, the company has a unique way of identifying and validating drug targets.  Inoxell is located in Forskerparken, Hoersholm, north of Copenhagen, Denmark and currently has 27 employees.  To learn more about Inoxell please visit www.inoxell.com.

About Rigel Pharmaceuticals, Inc. (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a drug discovery and development company that uses advanced functional genomics tools to discover novel drug targets that can be used to develop orally administered small molecule drugs. Rigel’s technology is designed to identify molecules that play an important role in regulating a human cell’s response to disease by testing a very large number of proteins in a very large number of cells to determine which proteins will change a cell’s response to the disease. Rigel currently has ten product development programs underway, with five programs being proprietary programs in the areas of asthma/allergy, rheumatoid arthritis and inflammatory bowel disease, cancerous tumor growth and hepatitis C.  Rigel expects to begin clinical trials during 2002 with one or more drug candidates from these five programs.  In addition to the Rigel-owned programs, the company has five joint programs with its corporate partners in the product development areas of asthma/allergy, autoimmunity, transplant rejection and two programs in cancerous tumor growth. With Rigel’s support, one of the company’s partners is conducting an additional program in chronic bronchitis at its premises. Rigel has multi-year collaborations with Pfizer Inc., Cell Genesys, Inc., Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Novartis Pharma A.G.  Rigel is based in South San Francisco, California.

This press release contains “forward-looking” statements, including statements related to Rigel’s drug development programs and clinical trial plans.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements.  There are a number of important factors that could cause our results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  Rigel does not undertake any obligation to update forward-looking statements.